Exhibit 99.1
REGENT COMMUNICATIONS RECEIVES
NASDAQ DELISTING NOTIFICATION
Cincinnati, OH — December 23, 2009 — Regent Communications, Inc. (Nasdaq: RGCI) announced today that on December 21, 2009, it received notice from The Nasdaq Stock Market (“Nasdaq”) indicating that Regent failed to comply with the minimum market value of publicly held shares requirement set forth in Nasdaq Listing Rule 5450(b)(3)(C) for continued listing of its common stock on The Nasdaq Global Market because the market value of its publicly held shares of its common stock closed under $15.0 million for 30 consecutive business days. The notice also stated that, in accordance with Nasdaq Listing Rule 5810(c)(3)(D), Regent would be provided 90 calendar days, or until March 22, 2010, to regain compliance with the minimum market value of publicly held shares requirement. To regain compliance, the closing market value of Regent’s publicly held shares of its common stock must close at $15.0 million or more for a minimum of 10 consecutive business days prior to the market close on March 22, 2010.
     In the event that Regent does not regain compliance with Nasdaq Listing Rule 5450(b)(3)(C) by March 22, 2010, Nasdaq will provide written notification that Regent’s common stock will be subject to delisting from The Nasdaq Global Market. At that time, Regent may appeal Nasdaq’s determination to a Nasdaq Listing Qualifications Panel. Alternatively, prior to March 22, 2010, Regent could apply to transfer its common stock to the Nasdaq Capital Market if it satisfies all requirements for initial inclusion on that market, but Regent currently does not meet the stockholders’ equity requirement required for such listing. Accordingly, there can be no assurance that Nasdaq would approve an application for transfer to The Nasdaq Capital Market and/or that Nasdaq would grant any appeal for continued listing, in the event that Regent would seek such relief.
     As previously disclosed by Regent, on November 30, 2009, Regent received written notification from Nasdaq (the “Staff Determination”) that Regent’s common stock would be delisted from The Nasdaq Global Market for failure to comply with Nasdaq’s $1.00 per share minimum bid price requirement unless Regent requested a hearing before a Nasdaq Listing Qualifications Panel. On December 4, 2009, Regent timely requested such a hearing, which request has stayed any action with respect to the Staff Determination regarding the minimum bid price requirement until the Nasdaq Listing Qualifications Panel renders a decision subsequent to the scheduled January 7, 2010 hearing. However, there can be no assurance that Nasdaq will grant the Company’s request for continued listing following that hearing.
About Regent Communications
     Regent Communications, Inc. is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. Regent’s shares are traded on the Nasdaq Stock Market under the symbol “RGCI.”

This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; increased competition from emerging technologies; fluctuations in the cost of operating radio properties; the Company’s ability to manage growth; the Company’s ability to effectively integrate its acquisitions; potential costs relating to stockholder demands; changes in the regulatory climate affecting radio broadcast companies; cancellations, disruptions or postponement of advertising schedules in response to national or world events; and the Company’s ability to regain and maintain compliance with the terms of its credit facilities or to refinance or restructure such obligations. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos	Chris Plunkett
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030